UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 2, 2020

Humanigen, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35798	77-0557236
(State or other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

533 Airport Boulevard, Suite 400

Burlingame, CA  94010

(Address of principal executive offices, including zip code)

(650) 243-3100

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02.	Unregistered Sales of Equity Securities.

As previously reported in the Company’s 2019 Annual Report on Form 10-K, holders of the Company’s outstanding convertible notes issued in 2018 and 2019 are entitled to convert the principal and unpaid interest on such notes into shares of our common stock as a result of our completion on December 11, 2019 of a “Non-Qualified Financing”, as defined in such notes, through sales of our common stock to Lincoln Park Capital Fund, LLC pursuant to our previously reported equity line financing. Certain additional “Non-Qualified Financing” transactions occurred from December 11, 2019 until January 7, 2020. Commencing on April 2, 2020, certain holders of such notes, including Cheval Holdings, Ltd. (“Cheval”), an affiliate of Black Horse Capital, L.P., our controlling stockholder, notified us of their exercise of such conversion rights. Pursuant to the exemption from registration afforded by Section 3(a)(9) under the Securities Act of 1933, we issued an aggregate of 7,131,942 shares of our common stock upon the conversion of $2.6 million in aggregate principal and interest on the notes converted, which obligations were retired. Of these, we issued 1,583,333 shares to Cheval. Dr. Dale Chappell, our ex-officio chief scientific officer, controls Black Horse Capital, L.P. and reports beneficial ownership of all shares held by it and its affiliates, including Cheval.

After giving effect to the shares issued upon such conversions, as of April 3, 2020, 121,468,306 shares of our common stock, an aggregate of $0.5 million in principal amount of convertible notes issued in 2018, and an aggregate of $1.0 million in principal amount of convertible notes issued in 2019 were outstanding.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Humanigen, Inc.

By:	/s/ Cameron Durrant
Name: Cameron Durrant Title: Chairman of the Board and Chief Executive Officer

Dated: April 6, 2020